Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Releases Fourth Quarter

and Audited Year End 2008 Results

Impairment Analysis Complete;

Increases First Quarter 2009 Earnings Guidance to a Minimum of $0.25 per diluted share

TUCSON, ARIZONA –March 27, 2009 — The Providence Service Corporation (Nasdaq: PRSC) today announced results for the fourth quarter and calendar year ended December 31, 2008. Included in the results is a fourth quarter non-cash $28.9 million asset impairment charge related to the Company’s intangible assets, which, when added to the $141.0 million non-cash interim asset impairment charge recorded by the Company during the third quarter of 2008, resulted in a total impairment of goodwill and other intangible assets of $169.9 million for the year, and a loss per share for the year of $12.42. The interim and annual impairment charges were triggered by a significant and sustained decline in the Company’s market capitalization, as well as changes in the state payer spending environment, during the six months ended December 31, 2008. The non-cash impairment charge for 2008 reflects the magnitude of both the decline in the Company’s market capitalization and the deterioration of the mergers and acquisitions market (which saw dramatically lower valuations for comparable companies sold) during that six-month period.

Fourth Quarter 2008 Results

For the fourth quarter of 2008, the Company reported revenue of $178.0 million, an increase of approximately 80% from $98.7 million for the comparable period in 2007. Revenue from Providence’s social services segment grew to $81.4 million in the fourth quarter compared to $75.8 million in the prior year period while revenue from its non-emergency transportation (NET) services business, which the Company acquired in December 2007, totaled $96.6 million in the fourth quarter of 2008 compared to $22.9 million in the 2007 period.

The Company reported an operating loss of $32.3 million and a net loss of $22.0 million, or $1.74 per diluted share, in the quarter ended December 31, 2008. This includes the additional asset impairment charge of $28.9 million, which was in line with the Company’s previously announced estimate. In addition, the Company recognized a $5.8 million expense for the vesting acceleration of all previously awarded and unvested stock options and restricted stock awards. By expensing these options and restricted stock awards in 2008 rather than in future periods (the vesting period is typically three years), the Company estimates that it will avoid recognizing approximately $3.1 million of stock-based compensation expense in 2009. In the quarter ended December 31, 2007, the Company reported operating income of $8.9 million and net income of $4.3 million, or $0.35 per diluted share.

Providence’s direct client census was approximately 62,800 at December 31, 2008, up from approximately 52,600 at December 31, 2007 and 48,000 at September 30, 2008, and the Company had over six million individuals eligible to receive services under its NET contracts at December 31, 2008. The Company had 716 direct contracts at December 31, 2008 up from 638 at December 31, 2007.

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5524 E. Fourth Street • Tucson, Arizona 85711 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

Managed entity revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in return for a negotiated management fee, decreased 5% to $57.0 million for the quarter ended December 31, 2008 from $59.9 million for the prior year period. The decrease in managed entity revenue from period to period was primarily attributable to the Company’s acquisition and consolidation of substantially all of the assets in Illinois and Indiana of Camelot Community Care, Inc., a managed entity, on September 30, 2008. Managed entity revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census was approximately 24,500 at December 31, 2008 as compared to approximately 23,600 at December 31, 2007. Contracts of managed entities increased to 323 from 320 year over year.

Audited Full-Year 2008 Results

For the full year, revenue increased approximately 143% to $691.7 million from $285.2 million for the year ago period. Providence’s social services segment grew 18.4% to $310.6 million with the NET service revenue comprising the remaining $381.1 million. Revenue of managed entities was $242.9 million and $225.0 million for 2008 and 2007, respectively. The Company reported an operating loss of $149.3 million for 2008, which includes the non-cash asset impairment charge of $169.9 million, compared to operating income of $25.7 million for 2007. The Company reported a net loss of $155.6 million, or $12.42 per diluted share, for 2008 compared to net income of $14.4 million, or $1.19 per fully diluted share, for 2007. Excluding the impairment charge and the expense for accelerated vesting, EBITDA for 2008 would have increased to approximately $39.1 million from $30.7 million in 2007 (see reconciliation). The Company’s recently amended credit agreement, which reset financial covenant targets for the fourth quarter of 2008 and all of 2009, utilizes EBITDA calculations in its covenant calculations and is expected to facilitate a full year of anticipated covenant coverage without taking into account any potential sale of assets or debt repayments during this period.

At December 31, 2008, the Company had cash and cash equivalents of $29.4 million. Net cash from operating activities during 2008 was $12.4 million. In addition, the Company repaid approximately $8.7 million of its long-term debt during the year.

“We are happy to have 2008 behind us,” said Fletcher McCusker, Chairman and CEO. “Excluding the impairment and accelerated stock compensation, the Company reported substantial EBITDA of $39.1 million for the year and net cash from operations of approximately $12 million. Looking ahead, we are optimistic that 2009 will see a return to more historic growth as well as better budget visibility as states plan for the fiscal year that begins July 1, 2009.”

Guidance

The Company anticipates revenue of between approximately $170.0 million and $180.0 million for the first quarter of 2009 and diluted earnings per share of at least $0.25, based on diluted shares outstanding in the first quarter of 2009 estimated at approximately 13.2 million (not including an additional approximately 1.6 million shares that would be deemed outstanding if the effect of the Company’s $70 million convertible debt is considered dilutive). This is based on unaudited January and February results. Guidance for the first quarter of 2009 includes approximately $1.5 million in costs and expenses related to the amended credit agreement, including arrangement, legal, accounting and other expenses, as well as approximately $300,000 in legal and other fees related to the now abandoned consent solicitation. Guidance does not include any retroactive rate adjustments or revenue pickups from prior quarters, only contracted rates.

Mr. McCusker concluded, “In December, we began to see signs of volume improvements and January and February were extraordinarily strong months for us. Additionally, the cost cutting programs implemented last fall are starting to see real traction so margins are improving as well. Based on continued strength seen in March, we have confidence in our ability to report at least $0.25 in diluted earnings per share in the first quarter, even after an estimated $0.08 in one-time expenses.”

Conference Call

Providence will hold a conference call to discuss its results and corporate developments on Monday, March 30, 2009 at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT). Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is

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Providence Service Corporation

also available by dialing (888) 680-0865, or for international callers (617) 213-4853 and by using the passcode 13037270. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PNFWPX49Y. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until April 6, 2009 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 43351992.

About Providence

Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 87,000 clients through 1,039 contracts at December 31, 2008, with an estimated 6.3 million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

In addition to the financial results prepared in accordance with generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided adjusted EBITDA, a non-GAAP measurement, which presents its earnings on a pro forma basis excluding taxes, interest, depreciation and amortization, non-cash asset impairment charges related to Providence’s goodwill and other intangible assets, and non-cash stock based compensation expense related to the acceleration of vesting of all unvested stock options and restricted stock awards as of December 30, 2008. Providence’s management utilizes adjusted EBITDA as a means to measure operating performance. Details of the excluded items and a reconciliation of this non-GAAP financial measure to the most comparable GAAP financial measure are presented in a table below. The non-GAAP measure does not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this press release. The non-GAAP measure is not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies. The items excluded in the non-GAAP measure pertain to certain items that are considered to be material so that exclusion of the items would, in management’s belief, enhance a reader’s ability to compare the results of the Company’s business after excluding these items.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, earnings per share, contracts, collections, award of contracts, acquisitions and related growth, growth resulting from initiatives in certain states, effective tax rate or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its latest Form 10-K. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Operations

(in thousands except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Revenues:
Home and community based services	$67,068	$63,355	$258,003	$216,583
Foster care services	10,331	7,103	32,343	25,648
Management fees	4,012	5,340	20,217	20,069
Non-emergency transportation services	96,572	22,867	381,107	22,867

	177,983	98,665	691,670	285,167
Operating expenses:
Client service expense	70,456	59,313	253,652	204,021
Cost of non-emergency transportation services	91,414	19,570	356,271	19,570
General and administrative expense	16,441	9,091	48,412	30,875
Asset impairment charge	28,930	—	169,930	—
Depreciation and amortization	3,062	1,787	12,722	4,989

Total operating expenses	210,303	89,761	840,987	259,455

Operating (loss) income	(32,320)	8,904	(149,317)	25,712
Other (income) expense:
Interest expense	4,668	2,259	19,578	3,071
Interest income	(169)	(492)	(979)	(1,470)

(Loss) income before income taxes	(36,819)	7,137	(167,916)	24,111
(Benefit) provision for income taxes	(14,866)	2,842	(12,311)	9,722

Net (loss) income	$(21,953)	$4,295	$(155,605)	$14,389

(Loss) earnings per share:
Basic	$(1.74)	$0.35	$(12.42)	$1.21
Diluted	$(1.74)	$0.35	$(12.42)	$1.19
Weighted-average number of common shares outstanding:
Basic	12,600,346	12,197,284	12,531,869	11,865,402
Diluted	12,600,346	12,417,956	12,531,869	12,047,121

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$29,364	$35,379
Accounts receivable-billed, net of allowance of
$3.4 million in 2008 and $2.6 million in 2007	72,617	65,852
Accounts receivable - unbilled	424	2,250
Management fee receivable	7,703	10,166
Other receivables	3,149	2,524
Notes receivable	468	563
Notes receivable from related party	—	1,734
Restricted cash	7,804	8,842
Prepaid expenses and other	15,378	9,554
Deferred tax assets	4,757	5,094

Total current assets	141,664	141,958
Property and equipment, net	11,983	11,562
Notes receivable, less current portion	132	880
Goodwill	112,770	280,710
Intangible assets, net	81,556	98,254
Restricted cash, less current portion	5,207	6,461
Other assets	12,351	12,158

Total assets	$365,663	$551,983

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$14,265	$8,950
Accounts payable	3,005	14,035
Accrued expenses	27,233	36,448
Accrued transportation costs	32,051	24,576
Deferred revenue	3,375	4,062
Current portion of interest rate swap	1,431	—
Reinsurance liability reserve	8,847	8,344

Total current liabilities	90,207	96,415
Long-term obligations, less current portion	223,494	236,469
Other long-term liabilities	3,975	190
Deferred tax liabilities	10,096	30,600

Total liabilities	327,772	363,674
Non-controlling interest	7,266	7,649
Commitments and contingencies
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,462,356 and 12,756,392 issued and outstanding (including treasury shares)	13	13
Additional paid-in capital	169,699	159,177
Common stock subscription receivable	—	(715)
Retained (deficit) earnings	(123,254)	32,351
Accumulated other comprehensive (loss) income, net of tax	(4,449)	1,093

	42,009	191,919
Less 619,768 and 612,026 treasury shares, at cost	11,384	11,259

Total stockholders’ equity	30,625	180,660

Total liabilities and stockholders’ equity	$365,663	$551,983

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2008	2007
Operating activities
Net (loss) income	$(155,605)	$14,389
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	4,505	1,578
Amortization	8,216	3,411
Amortization of deferred financing costs	2,698	291
Provision for doubtful accounts	4,084	702
Deferred income taxes	(14,553)	(502)
Stock based compensation	8,760	2,407
Excess tax benefit upon exercise of stock options	(185)	(680)
Asset impairment charge	169,930	—
Other	28	100
Changes in operating assets and liabilities, net of effects of acquisitions:
Billed and unbilled accounts receivable, net	(9,277)	(945)
Management fee receivable	(2,364)	(3,595)
Other receivable	(417)	(157)
Restricted cash	(214)	—
Reinsurance liability reserve	2,621	1,166
Prepaid expenses and other	(5,828)	(823)
Accounts payable and accrued expenses	(6,681)	9,146
Accrued transportation costs	7,475	(6,293)
Deferred revenue	(702)	(1,991)
Other long-term liabilities	(105)	—

Net cash provided by operating activities	12,386	18,204
Investing activities
Purchase of property and equipment, net	(4,664)	(1,949)
Acquisition of businesses, net of cash acquired	(3,597)	(233,877)
Acquisition of management agreement	(418)	—
Acquisition earn out payments	(6,671)	(8,299)
Restricted cash for contract performance	2,506	(1,287)
Purchase of short-term investments, net	(186)	(320)
Advances to related parties	—	(2,534)
Collection of notes receivable	3,292	685

Net cash used in investing activities	(9,738)	(247,581)
Financing activities
Repurchase of common stock, for treasury	(125)	(10,960)
Proceeds from common stock issued pursuant to stock option exercise	469	2,363
Excess tax benefit upon exercise of stock options	185	680
Proceeds from long-term debt	—	243,000
Repayment of long-term debt	(8,650)	(332)
Debt financing costs	(89)	(10,888)
Capital lease payments	(1)	—

Net cash (used in) provided by financing activities	(8,211)	223,863

Effect of exchange rate changes on cash	(452)	190

Net change in cash	(6,015)	(5,324)
Cash at beginning of period	35,379	40,703

Cash at end of period	$29,364	$35,379

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Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	2008	2007
Adjusted EBITDA	$39,088	$30,701
Subtract:
Interest expense (income), net	18,599	1,601
Income taxes	(12,311)	9,722
Depreciation and amortization	12,722	4,989
Impairment charge (A)	169,930	—
Acceleration of stock based compensation (B)	5,753	—

Net income (loss)	$(155,605)	$14,389

(A)	Due to the significant and sustained decline in the Company’s market capitalization and the uncertainty in the state payer environment as well as the impact of related budgetary decisions on the Company’s earnings during the six months ended December 31, 2008, the Company recorded asset impairment charges totaling approximately $169.9 million related to its goodwill and other intangible assets for the year ended December 31, 2008.

(B)	On December 30, 2008, the Compensation Committee of the Company’s Board of Directors approved the acceleration of the vesting dates of all unvested stock options and restricted stock previously awarded to eligible employees, directors and consultants, including stock options and restricted stock granted to executive officers and non-employee directors, under the Company’s 2006 Long-Term Incentive Plan, effective on that day. In approving this vesting acceleration, the Compensation Committee considered, among other things, the anticipated boost to employee moral expected to result from such action and that such acceleration would eliminate the Company’s recognition of any stock compensation expense with respect to these options and awards in future periods.

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